Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

September 1, 2005

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL INDUSTRIES, INC. ANNOUNCES

PRELIMINARY HURRICANE KATRINA DAMAGE ASSESSMENT

POMPANO BEACH, FL - Imperial Industries, Inc. (Nasdaq SC: “IPII”) (the “Company”) today announced that it has completed a preliminary assessment of the physical condition of all of its facilities following the devastating effect of Hurricane Katrina. The Company operates 3 manufacturing and 11 distribution facilities in the Southeastern United States. Of the Company’s major distribution facilities, only the Gulfport, Mississippi distribution facility suffered any hurricane damage. All of the Company’s other facilities, including its corporate headquarters, experienced no damage and are fully operational.

Based upon the preliminary assessment, management believes that the main building located at the Gulfport distribution facility sustained minimal damage and the inventory contained therein, which is the majority of the inventory at the facility, is undamaged and in saleable condition. The other smaller building at the facility suffered significant damage as did the inventory therein, and the building will need to be repaired or replaced and the inventory disposed of. Additionally, the Company delivery vehicles and forklifts used at the facility are operational.

The Company believes that the losses incurred, including the damage to the structure and inventory, are fully insured, subject to the terms of the insurance policies and applicable deductibles. The Company also maintains business interruption insurance covering the facility. Claims for such losses will be made with its insurance carriers as soon as the Company is able to gather the full information necessary to submit such claims.

“The Company’s immediate concern is for the health and safety of its employees, their families and the communities hit by Hurricane Katrina,” stated S. Daniel Ponce, the Company’s Chairman of the Board. “Our primary initial focus will be to assist our employees by ensuring that they and their families are safe and provided for. We will also work with the communities impacted in their rebuilding efforts. Our Company’s hopes and prayers go out to the people and communities so terribly impacted by Katrina.”

Management’s preliminary estimate is that the Gulfport facility could be operational within approximately three weeks assuming the necessary infrastructure, including roads and power, are restored. However, due to the devastation caused by Hurricane Katrina to the affected areas, the Company is unable to predict the level of business that may be conducted in the short term with any

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reasonable certainty. Additionally, certain of the Company’s suppliers and customers may have been adversely affected by the Hurricane. While it is expected that the disruption to the Company’s operations will result in lower sales in the affected areas in the short term, the Company in the longer term and in view of the markets within which it operates will materially participate in the rebuilding effort facing Mississippi, Alabama and Louisiana.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the states of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as stucco, gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” sections of the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission (“SEC”).